Exhibit 10.8

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of June 30, 2006

by and between

HORIZON TECHNOLOGY FUNDING COMPANY LLC,

a Delaware limited liability company

76 Batterson Park Road

Farmington, CT 06032

as Lender

and

INFINITY PHARMACEUTICALS, INC.,

a Delaware corporation

780 Memorial Drive

Cambridge, MA 02139

as Borrower

Commitment Amount Loan A: $5,000,000

Commitment Amount Loan B: $2,500,000

Commitment Termination Date Loan A: June 30, 2006

Commitment Termination Date Loan B: June 30, 2006

The Lender and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means deposit or investment account control agreements among the Borrower, Oxford Finance Corporation and Silicon Valley Bank or State Street bank and Trust Company or an agreement acceptable to Lender which perfects via control Lender’s security interest in Borrower’s deposit accounts and/or accounts-holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and between Borrower and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lender).

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Borrower’s Home State” means Massachusetts.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Borrower’s Home State.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount” means collectively, Commitment Amount Loan A and Commitment Amount Loan B.

“Commitment Amount Loan A” and “Commitment Amount Loan B” each have the respective meanings as set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date” means collectively, Commitment Termination Date Loan A and Commitment Termination Date Loan B.

“Commitment Termination Date Loan A” and “Commitment Termination Date Loan B” each have the respective meanings as set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to eighteen percent (18%), but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” shall mean (a) all of the Borrower’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Borrower under all present and future license agreements relating thereto, whether the Borrower is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Borrower thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Borrower’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Copyright Rights”); (b) all of the Borrower’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all United States and foreign patents, and pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with (i) any reissues, divisions, continuations, certificates of re-examination, extensions and continuarions-in-part thereof, (ii) all present and future rights of the Borrower under all present and future license agreements relating thereto, whether the Borrower is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Borrower thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Borrower’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Patent Rights”); (c) all of the Borrower’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign trademarks, trademark registrations, trademark applications and trade names, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Borrower under all present and future license agreements relating thereto, whether the Borrower is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Borrower thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Borrower’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world and all goodwill related to the foregoing (collectively “Trademark Rights”); (d) all present and future licenses and license agreements of the Borrower, and all rights of the Borrower under or in connection therewith, whether the Borrower is licensee or licensor thereunder, including, without limitation, any present or future franchise agreements under which the Borrower is franchisee or franchisor, together with (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable to the Borrower thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) all claims, causes of action and rights to sue for past, present or future infringements thereof, and (iv) all rights corresponding thereto throughout the world (collectively “License Rights”); (e) all present and future trade secrets of the Borrower; and (f) all other present and future intellectual property of the Borrower.

“Lender” means the Lender as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lender’s reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit to Borrower made under this Agreement, and “Loans” means, collectively, all such advances of credit.

“Loan A” means the advance of credit to Borrower under this Agreement in the Commitment Amount Loan A.

“Loan B” means the advance of credit to Borrower under this Agreement, if any, in the Commitment Amount Loan B.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrant and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the 11.25% plus the difference, whether positive or negative, between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal on the date which is five (5) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 4.64%.

“Maturity Date” means, with respect to Loan A, September 1, 2009, or if earlier, the date of acceleration of Loan A following an Event of Default or the date of prepayment, whichever is applicable and, with respect to Loan B, the date which is thirty-nine (39) months after the first day of the month following the month in which Loan B is made, or the date of prepayment, whichever is applicable.

“Merger Agreement” means a certain Agreement and Plan of Merger and Reorganization dated as of April 11, 2006 by and among Discovery Partners International, Inc., Darwin Corp. and Borrower.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description pursuant to or evidenced by the Loan Documents (other than the Warrant) whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit D or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lender;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness existing on the date hereof and set forth in the Disclosure Schedule and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(d) Indebtedness incurred pursuant to a secured loan arrangement entered into by and between the Borrower and Oxford Finance Corporation (or its designee) in connection with a certain Master Loan and Security Agreement dated as of October 16, 2002 and amended as of March 31, 2006, all schedules and exhibits thereto, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(e) Indebtedness secured by Liens permitted under clause (j) of the definition of Permitted Liens;

(f) Indebtedness incurred in connection with any license, joint venture, partnership, corporate collaboration or project financing in the ordinary course of business involving the Borrower’s Intellectual Property;

(g) Indebtedness owed from the Borrower to any Subsidiary;

(h) Indebtedness existing in the books of any entity acquired by the Borrower in a transaction permitted under this Agreement together with any Indebtedness incurred for the purpose of refinancing such existing Indebtedness; provided that such Indebtedness is in existence on the date of such acquisition and is not created in anticipation thereof;

(i) Indebtedness consisting of trade debt incurred in the ordinary course of business and guarantees by the Borrower of any Subsidiary indebtedness not otherwise prohibited hereunder;

(j) Indebtedness incurred in the ordinary course of business consisting of obligations from any interest rate, interest rate cap or collar, currency or currency swap or other agreements or arrangement designed to protect the Borrower against fluctuations in interest rates or currency exchange rates;

(k) Indebtedness with a maturity not to exceed six (6) months;

(1) Subordinated Indebtedness; and

(m) Other Indebtedness aggregating not in excess of One Million Dollars ($1,000,000).

“Permitted Liens” means and includes:

(a) liens in favor of Lender;

(b) liens for taxes not yet due or for taxes being contested in good faith for which adequate reserves have been established and which do not involve, any imminent sale, forfeiture or loss of any of the Collateral;

(c) inchoate material men’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent;

(d) Liens existing on the date hereof and set forth in the Disclosure Schedule and any refinancings, renewals or extensions thereof, provided that the property covered thereby is not changed and the amount secured or benefited thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewals or extensions;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Liens imposed by ERISA;

(f) Liens on assets of any entity acquired by the Borrower or any of its Subsidiaries in a transaction permitted under this Agreement; provided that such Liens are in existence on the date of such acquisition and are not created in anticipation thereof;

(g) Liens securing Indebtedness permitted under clauses (d), (f) or (j) of the definition of Permitted Indebtedness;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any other subsidiary in the ordinary course of its business and covering only the assets so leased; and

(i) Liens consisting of statutory or contractual liens in favor of banks or institutions holding, providing or issuing Borrower’s deposit accounts and certificates of deposits, easements affecting real property, and Liens in the nature of performance bonds or security deposits arising in the ordinary course of business; and

(j) Liens upon any Equipment and proceeds, leasehold improvements and soft costs acquired by Debtor after the date hereof to secure (i) the purchase price (including the refunding to the Borrower of the purchase price) of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing such Equipment and proceeds, leasehold improvements and soft costs; provided that (A) such Liens are confined solely to the Equipment so financed, leasehold improvements, soft costs and proceeds thereof and the amount secured does not exceed the price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s equity securities.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Prepayment” means to prepay, redeem, repurchase, defease or otherwise satisfy any manner prior to the scheduled repayment thereof any Indebtedness (other than Subordinated Indebtedness) for borrowed money or lease obligations.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Ratable Portion” means an amount equal to the product of (A) the amount of Indebtedness owed to Lender at the time multiplied by (B) a fraction, the numerator of which is the dollar amount of all Prepayments made within that six (6) month period in excess of Ten Million Dollars ($10,000,000) and the denominator of which is the sum of (i) all outstanding Indebtedness (other than Subordinated Indebtedness) and (ii) the Indebtedness owed to Lender.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subordinated Indebtedness” means any Indebtedness which has been subordinated to the Obligations on terms and conditions acceptable to Lender in its sole discretion.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of the Lender or its designees to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the Commitment Termination Date Loan A, Loan A in the principal amount of Commitment Amount Loan A. Subject to the terms and conditions of this Agreement, including, without limitation, Section 3.3 below, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the Commitment Termination Date Loan B, Loan B in the principal amount of Commitment Amount Loan B.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence and the continuance of any Default or the occurrence of any Event of Default (which has not been waived by Lender) hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in Lender’s reasonable judgment, there has been a material adverse change in the results of operations or financial condition of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lender on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make payments of accrued interest only on the outstanding principal amount of each Loan on the first nine (9) Payment Dates specified in the Note applicable to such Loan and thirty (30) equal payments of principal plus accrued interest on the outstanding principal amount of each Loan on each Payment Date as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to five percent (5%) of any Scheduled Payment not paid when due.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b) Upon ten (10) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all of the Loans, by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; (ii) for each Loan an amount equal to (A) if the Loan is prepaid within twelve (12) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loan, (B) if the Loan is prepaid on or after twelve (12) months from the Funding Date thereof but less than twenty-four (24) months from the Funding Date, three (3%) percent of the then outstanding principal balance of the Loan, or (C) if the Loan is prepaid on or after twenty-four (24) months from the Funding Date thereof but less than thirty-six (36) months from the Funding Date, two (2%) percent of the then outstanding principal balance of the Loan; and (D) if the Loan is prepaid on or after thirty-six (36) months from the Funding Date thereof, zero (0%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 12:00 p.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lender via wire transfer as follows:

Payment via wire transfer:
Credit:	Horizon Technology Funding Company LLC
Bank Name:	ABN Amro/LaSalle Bank NA CDO Trust Services

Bank Address:	135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603 Attn: Greg Meyers, 312-904-0283
Account No.:	2090067 – Trust GL

FFCT-Reference Account Number	721771.1
ABA Routing No.:	071000505
Reference:	Infinity Invoice #

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lender of the date on which Borrower desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower’s notice. Borrower’s execution and delivery to Lender of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date, Lender shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Lender a good faith deposit in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500) (the “Good Faith Deposit”). The Good Faith Deposit will be utilized to pay the Commitment Fee and a portion of the amounts due under Section 2.6(b) below.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lender Lender’s legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents in an amount not to exceed Twelve Thousand Dollars ($12,000).

(c) Commitment Fee. Borrower shall pay Lender concurrently with its execution and delivery of this Agreement a commitment fee in the amount of Thirty Thousand Dollars ($30,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2”):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lender.

(b) Warrant. The Warrant duly executed by Borrower.

(c) Intercreditor Agreement. Lender and Oxford Finance Corporation shall have executed an agreement setting forth the rights and responsibilities of Oxford and Lender, as lenders, with respect to the Borrower and its assets.

(d) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(e) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(f) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(g) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(h) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making a Loan. The obligation of Lender to make each Loan is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Borrower shall have duly executed and delivered to Lender a Note in the amount of the Loan.

(c) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4. Borrower authorizes Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

(d) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(e) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of such Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Lender a valid, first priority (subject to Permitted Liens), continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, franchise agreements, blueprints, drawings, purchase orders, customer lists to the extent permitted by law, route lists, infringements, claims, non-proprietary software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(g) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property and contracts which by their terms do not permit or would be violated by the grant of a lien or security interest in them to the extent that such terms are enforceable under Section 9-408 of the UCC and assets which are subject to Liens described in clause (j) of the definition of Permitted Liens (until such Liens have been terminated, at which time such assets shall be part of the Collateral); provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code having a reasonable expected value in excess of $250,000, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and, upon request of Lender, grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.3 Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code; provided, however, that Lender’s security interest in the Collateral shall not continue with respect to any Obligations arising from Section 10.3(a) of this Agreement after the repayment in full of all other Obligations and termination of Lender’s commitment to fund the Loans.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or any other location of which Borrower has notified Lender as provided herein. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein).

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, provided, that if no Event of Default shall have occurred, Lender shall not make more than one (1) inspection in any calendar year. If no Event of Default shall have occurred, Lender shall use its best efforts to coordinate such inspection with Oxford Finance Corporation.

4.7 Protection of Intellectual Property. Borrower shall protect, defend and maintain the validity and enforceability of the Intellectual Property necessary for the operation of its business.

4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”); provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lender’s rights and remedies hereunder with respect to Collateral that does not constitute Third Party Equipment shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender. Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority, Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings and agreements in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property, in each case as would have a material adverse effect on Borrower.

5.6 Name; Location of Chief Executive Office. Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement unless written notice is otherwise provided to Lender. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency which would reasonably be likely to have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings, unless previously disclosed to Lender in writing.

5.8 Financial Statements. All financial statements relating to Borrower or its Affiliates, if any that have been or may hereafter be delivered by Borrower to Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2004.

5.10 Full Disclosure. No material representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which would in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries. Borrower has no Subsidiaries, except as set forth on the Disclosure Schedule.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute,

drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports. Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, subject to year-end audit adjustments and footnotes, certified by Borrower’s president, treasurer, controller or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an opinion on such financial statements of one of the largest four nationally recognized or other independent public accounting firms; and (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year. From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (x) within thirty (30) days of the filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K, unless publicly available over the internet at no charge; and (y) within thirty (30) days of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q, unless publicly available over the internet at no charge. In addition, Borrower shall deliver to Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders in such capacity; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or overtly threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit D hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default, Borrower shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and, if Lender has a reasonable belief that such payments may not have been made, will, upon Lender’s request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property (other than fixtures or items that are leasehold improvements), without the prior written consent of Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Lender has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower agrees to maintain general liability insurance and to keep the Collateral insured against loss or damage by fire and extended coverage perils, theft, burglary, risk of loss by collision (for any or all Collateral which are vehicles) and such other risks as Lender may reasonably require. The liability insurance coverage shall be in an amount standard for companies similar to Borrower in Borrower’s industry in Borrower’s geographic region. The property insurance coverage shall be in an amount no less than the full replacement value of the Collateral. All insurance policies shall be in a form, with companies and with deductible amounts, reasonably acceptable to Lender. Borrower shall, upon request, deliver to Lender copies of policies or certificates of insurance evidencing such coverage. Each policy shall name Lender and/or Oxford Finance Corporation as a loss payee and an additional insured, shall provide for coverage to Lender regardless of the breach by Borrower of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice (10 days for non-payment) to Lender (the insurance coverage set forth in the Insurance Certificates provided by Borrower to Lender shall be deemed acceptable). Borrower appoints Lender as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lender shall not act as Borrower’s attorney-in-fact unless an Event of Default exists. Proceeds of insurance with a value in excess of Two Million Five Hundred Thousand ($2,500,000) shall be applied, at the option of the Lender, to repair or replace the Collateral or to reduce any of the Indebtedness. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lender’s Lien under this Agreement) to the extent security interests in such Collateral can be perfected by filing financing statements and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender’s security interest in the Collateral.

6.11 Equity Investment. Borrower shall permit Lender or its assignees, subject to compliance with applicable securities laws, at Lender’s option, to purchase up to Seven Hundred Fifty Thousand ($750,000) of the securities sold in Borrower’s next round of private equity financing at the same price and on the same terms as paid and received by investors generally in such equity financing. Borrower agrees that it shall endeavor to notify Lender promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within thirty (30) days of such execution.

6.12 Amendment. Lender and Borrower agree that they will in good faith negotiate an amendment to the Agreement which shall he effective as of the Effective Time (as defined in the Merger Agreement) to reflect the business and operations of the Borrower after the Effective Time (as defined in the Merger Agreement), and execute and deliver any guarantees, security agreements or other documents, if any, necessary to continue the Lender’s perfection in the Collateral.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations (other than the Obligations arising from the indemnity provisions in Section 10.3(a)), covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without fifteen (15) days prior written notice to Lender.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule, unless Borrower has provided Lender twenty (20) days prior written notice of any location of Collateral not previously disclosed to Lender.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of the Collateral, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment; (iii) Transfers constituting Permitted Liens; (iv) Transfers from a parent or subsidiary of Borrower to another parent or subsidiary of Borrower in the ordinary course of business; (v) Transfers of cash in the ordinary course of business or for which adequate consideration has been given to the Borrower; (vi) Transfers to employees of the Borrower in connection with an employee benefit program; or (vii) Transfers other than those described in (i)-(vi) above, in the aggregate not to exceed a value of Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends or make distributions payable solely in Borrower’s common stock.

7.6 Mergers or Acquisitions. Except for the transactions set forth in the Merger Agreement (i) merge with or consolidate into any other entity (other than an acquisition by Borrower of the capital stock or assets of another entity where (A) the aggregate cash consideration paid or to be paid in connection with such acquisition does not exceed $7,500,000 or (B) the consideration paid by Borrower in such an acquisition shall be comprised solely of its equity securities), if the resulting entity’s overall financial condition after the merger or consolidation is worse than the overall financial condition of Borrower before the merger or consolidation in Lender’s sole but good faith opinion, or (ii) sell all or substantially all of its assets or (iii) in any manner terminate its existence, hi the event the Lender fails to consent to a proposed merger or consolidation for which its consent is required, then Borrower may prepay the Loans, either prior to or simultaneously with the closing of the merger or consolidation, as provided in Section 2.3(b) above.

7.7 Change in Ownership. If Borrower is a privately held corporation, there shall occur, without the prior written consent of Lender, a change in its ownership of more than 50% of Borrower’s voting capital stock (other than by the sale in a public offering or to venture capital investors); provided that, if such change in ownership consists of an acquisition by an entity with a net worth of $250,000,000 or greater, Lender’s consent to such change in ownership shall not be required.

7.8 Transactions With Affiliates. Without the prior written consent of Lender, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions disclosed in the Disclosure Schedule, (ii) transactions related to joint collaborations, joint ventures, partnerships, corporate collaborations, license agreements or project financing involving the Borrower’s Intellectual Property and entered into in the ordinary course of business; or (iii) transactions that are on fair and reasonable terms and no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness which has been subordinated to the Obligations on terms and conditions acceptable to Lender in its sole discretion (“Subordinated Indebtedness”) without the consent of the Lender, which consent shall not be unreasonably withheld; (ii) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (exclusive of Subordinated Indebtedness which is governed by clause (i) above) for borrowed money or lease obligations (each a “Prepayment” and together the “Prepayments”) in an aggregate amount in excess of Ten Million Dollars ($10,000,000) within any six (6) month period without also prepaying a Ratable Portion to the Lender; or (iii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof in violation of clauses (i) and (ii) above. For the avoidance of doubt, Borrower shall be permitted to make regularly scheduled or regularly required payment, repayment or redemptions of Permitted Indebtedness.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Intentionally Omitted.

7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lender or Oxford Finance Corporation is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than Oxford Finance Corporation.

7.14 Negative Pledge Regarding Intellectual Property. Sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, or enter after the date of this Agreement into any agreement, document, instrument or other arrangement (except with or in favor of Lender or in connection with Indebtedness described in clauses (d) or (f) of Permitted Indebtedness) with any entity which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property; provided, however, that Borrower may (a) grant licenses with respect to its Intellectual Property in connection with joint ventures, corporate collaborations, financing of Intellectual Property projects or in the ordinary course of business or (b) assign or otherwise transfer its Intellectual Property pursuant to agreements that the Borrower reasonably believes are in, or are not opposed to, the best interest of the Borrower; provided further, that, Borrower may request that this covenant be waived in light of compelling special circumstances which require the pledge of any Intellectual Property to another creditor and Lender shall not unreasonably withhold its consent to such request.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment within three (3) days of the relevant Payment Date or the relevant Maturity Date, or (ii) any other portion of the Obligations within ten (10) days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1. 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s financial condition as determined by Lender in its reasonable judgment.

8.5 Seizure of Assets. Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not released, discharged or paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.6 Service of Process. The delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Lender) seeking to foreclose or attach any such accounts or securities.

8.7 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

8.8 Judgments. If a final judgment or judgments for the payment of money (not adequately covered by Borrower’s insurer) in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.10 Breach of Warrant. If Borrower shall fail to issue, in accordance with the terms of the Warrant, shares of preferred stock or common stock, as the case may be, upon a valid conversion of the Warrant.

8.11 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.12 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.13 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing. Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans bad been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lender);

(b) Protection of Collateral. Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in

Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Upon the occurrence and during the continuance of an Event of Default, Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by

Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of reasonable out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including, without limitation, Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (“provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable; except for notices, if any, specifically provided for herein.

10.2 Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lender for all liabilities, obligations and reasonable out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, shareholders, servants, agents and employees (each an “Indemnified Person”“) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, die falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement; provided, however. Borrower shall not indemnify Lender for any liability incurred by Lender as a result of Lender’s breach of this Agreement, gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lender, each of its partners, and each of their respective, agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Lender without first obtaining Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival: Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Infinity Pharmaceuticals, Inc.
780 Memorial Drive
Cambridge, MA 02139
Attention:
Fax:
Ph:

If to Lender:	Horizon Technology Funding Company LLC
76 Batterson Park Road
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees in a manner enforceable by Borrower to protect the confidentiality of such documents and information in accordance with the terms of Section 14.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

13. Special Provisions. Lender agrees that it has reviewed the Merger Agreement and consents to all the transactions contemplated in the Merger Agreement and the consummation thereof. Lender further confirms that it has reviewed Borrower’s Disclosure Schedule filed with the Merger Agreement and agrees that, to the extent information is disclosed in Borrower’s Disclosure Schedule to the Merger Agreement, that information is deemed to have been disclosed to the Lender under this Agreement and incorporated, to the extent applicable, into the Disclosure Schedule to the Agreement.

14. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all time shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

15. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lender in writing or through inspection pursuant to this Agreement that is marked confidential or that a reasonable person would expect to be confidential shall be considered confidential. Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Lender shall not disclose such information to any third party (other than to Lender’s partners, attorneys, governmental regulators, or auditors, or to Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender. Notwithstanding the foregoing, Lender’s agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.

16. CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Controller/Treasurer

LENDER:
HORIZON TECHNOLOGY FUNDING COMPANY LLC
By: Horizon Technology Finance, LLC, its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Managing Member

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule

Exhibit B	Funding Certificate

Exhibit C	Form of Note

Exhibit D	Form of Officer’s Certificate

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting ___________________________ of INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), does hereby certify in such capacity to HORIZON TECHNOLOGY FUNDING COMPANY LLC (the “Lender”) in connection with that certain Venture Loan and Security Agreement dated as of [Date] by and between Borrower and Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof in all material respects.

2. No event or condition exists that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement in all material respects.

4. All conditions referred to in Section 3.1 and 3.2 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. No material adverse change in the results of operations or financial condition of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred since December 31, 2005.

6. The proceeds for Loan [    ] should be disbursed as follows:

Disbursement from Lender:
Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$
Net Proceeds due from Lender:	$

7. The aggregate net proceeds of Loan [    ] in the amount of $                                                  shall be transferred to Borrower’s account as follows:

Account Name:	Operating Account
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive, Santa Clara, CA 95054
Attention:
Telephone:
Account Number:	3300323007
ABA Number:	121140399

Dated:	, 2006

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT C

SECURED PROMISSORY NOTE

(Loan[  ])

$	Dated: [Date]

FOR VALUE RECEIVED, the undersigned, INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”“), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of __________ Dollars ($_________) or such lesser amount as shall equal the outstanding principal balance of the Loan [    ] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is __% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing ___________, 200_, through and including __________, 200_, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on                     , 200_, and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”). Borrower shall make to Lender ________ (___) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder of _________ Dollars ($_____). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on _______________.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of [Date] by and between Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Borrower or its agent. Borrower shall register any transfers of any interest in this Note on such register within ten (10) days of notice by the last registered holder of such transfer. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

TO: HORIZON TECHNOLOGY FUNDING COMPANY LLC

Reference is made to the Venture Loan and Security Agreement dated as of _______, 200_ (as it may be amended from time to time, the “Loan Agreement”) by and between INFINITY PHARMACEUTICALS, INC. (“Borrower”) and HORIZON TECHNOLOGY FUNDING COMPANY LLC (“Lender”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of Borrower, in such capacity, hereby certifies to Lender that:

1.	No Event of Default or Default exists under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance in all material respects with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

SECURED PROMISSORY NOTE

(Loan A)

$5,000,000.00	Dated: June 30, 2006

FOR VALUE RECEIVED, the undersigned, INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of Five Million Dollars ($5,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan A (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is 11.93% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing August 1, 2006, through and including April 1, 2007, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan, each in the amount of Forty-Nine Thousand Seven Hundred Eight and 33/100 Dollars ($49,708.33). Commencing on May 1, 2007, and continuing on the first day of each month thereafter through and including October 1, 2009 (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder in the amount of One Hundred Ninety Three Thousand Five Hundred Seventy-Five and 50/100 Dollars ($193,575.50). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on October 1, 2009.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower and Lender (the “Loan Agreement”). Capitalized terms in this Note not otherwise defined herein shall have the meanings set forth in the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Borrower or its agent. Borrower shall register any transfers of any interest in this Note on such register within ten (10) days of notice by the last registered holder of such transfer. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Controller/Treasurer

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SECURED PROMISSORY NOTE

(Loan B)

$2,500,000.00	Dated: June 30, 2006

FOR VALUE RECEIVED, the undersigned, INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan B (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for tins Note is 11.93% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing August 1, 2006, through and including April 1, 2007, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan, each in the amount of Twenty-Four Thousand Eight Hundred Fifty-Four and 17/100 Dollars ($24,854.17). Commencing on May 1, 2007, and continuing on the first day of each month thereafter through and including October 1, 2009 (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder in the amount of Ninety-Six Thousand Seven Hundred Eighty-Seven and 75/100 Dollars ($96,787.75). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on October 1, 2009.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto winch is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower and Lender (the “Loan Agreement”). Capitalized terms in tins Note not otherwise defined herein shall have the meanings set forth in the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Borrower or its agent. Borrower shall register any transfers of any interest in this Note on such register within ten (10) days of notice by the last registered holder of such transfer. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
INFINITY PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Controller/Treasurer

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